Exhibit 99.1
F.N.B. Corporation Announces CEO
Board Names Gurgovits as CEO; Promotes Delie and Lilly
Hermitage, PA — June 2, 2009 — F.N.B. Corporation (NYSE: FNB), today announced it has completed its search for a CEO and has named Stephen J. Gurgovits as its President and CEO, effective immediately. Gurgovits, currently Chairman of the Board, has also been serving as interim Chief Executive Officer since February 2009.
Recognizing Gurgovits’s innovation in the financial industry, influence in the community, 48 years of experience with F.N.B., and knowledge of the marketplace, the Board of Directors approached Gurgovits to consider serving in a more permanent capacity.
“When looking at the complexities of the economic environment and the momentum needed for F.N.B.’s continued success, Mr. Gurgovits’s qualifications are unmatched. He has the industry knowledge, is an innovative thinker, and possesses the leadership strength, decision making abilities and intimate knowledge of F.N.B. to achieve its vision for the future,” stated Stephen Martz, Board Member and Chairman of the Search Committee.
Under Gurgovits’s direction, the Board will be appointing a Chairman for the Corporation so that Gurgovits may focus on his corporate responsibilities as President and CEO while simultaneously conforming to F.N.B. Corporation’s corporate governance guidelines. An announcement of the Chairman is expected at the annual reorganizational meeting of the board in June.
F.N.B. Corporation also announced today the promotion of two corporate executives to the new roles of Chief Revenue Officer and Chief Operating Officer. These individuals will work directly with Gurgovits to ensure that the organization remains sharply focused on both current operations and the Company’s future. These new positions are expected to maximize productivity and efficiency in all the Company’s activities.
Vincent J. Delie, Jr. has been promoted to Executive Vice President and Chief Revenue Officer of F.N.B. Corporation. Delie, who also serves as President, Banking Group for First National Bank of Pennsylvania, will be responsible for providing leadership, strategic direction and guidance for the Corporation and Bank’s sales, revenue and customer interface activities including Retail and Commercial Banking, Insurance, Wealth Management, Treasury Management, Private Banking, Merchant Banking, Commercial Leasing and Marketing. Delie came to First National Bank in 2005 as President and CEO of the Bank’s Pittsburgh Region and has over 22 years of financial services experience.
Brian F. Lilly has been promoted to Executive Vice President and Chief Operating Officer. Lilly, who also serves as Chief Financial Officer for F.N.B. Corporation, will be responsible for providing critical executive management support to the Company’s strategic business planning in addition to overseeing the administration of all Operations, Technology, Credit Administration, Finance and Accounting, Treasurer, Regency Finance, Investor Relations, Human Resources and other key support departments. Lilly joined F.N.B. Corporation in 2003 and brings over 29 years of experience in the financial industry.
“Vince and Brian are strategic thinkers who are talented, creative, and thoroughly dedicated to the long-term success of F.N.B. Corporation. In addition to their intimate knowledge of the Company and leadership strength, the alignment of revenue generation and emphasis on operations will help to ensure F.N.B.’s focus on the short and long-range profitability and planned growth of the Corporation,” concluded Gurgovits. “I look forward to working with these highly talented and committed individuals.”

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About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $8.5 billion as of March 31, 2009. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and Bank Capital Services. It also operates consumer finance offices in Tennessee and loan production offices in Pennsylvania, Tennessee and Florida. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.
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